Exhibit 99.02
Greater Boston-Based Harte Hanks Continues Growth Phase with Addition of Global Advertising Executive Elizabeth Ross to Board of Directors
After relocating its Headquarters to Massachusetts, the 100-year-old public company is optimizing its growth strategy with operational and leadership advancements
CHELMSFORD, MA / ACCESSWIRE / January 3, 2024 / Harte Hanks, Inc. (NASDAQ:HHS), a global sales, marketing, and customer experience company with 3,000 employees in 10 offices worldwide, announced this week the addition of corporate advertising leader Elizabeth Ross to the Board of Directors, effective January 2, 2024. Ross's appointment to the Board is a well-planned part of Harte Hanks' exciting growth-phase strategy, launched in 2023 with the company's 100-year anniversary and appointment of industry-veteran Kirk Davis as the new CEO.

As the current CEO of Shift Paradigm, a leading growth and technology business partner, Elizabeth Ross brings decades of agency experience in B2B and B2C marketing. She is a growth-focused executive with expertise creating concepts and driving value for some of the world's biggest brands, including Target, United Health, PepsiCo, Walmart, and Microsoft.

"In building our Board, we knew we wanted a strategic and creative thinker with a track record of driving growth and value. Elizabeth Ross is an excellent fit for us. Harte Hanks is a customer company-we help our clients better understand, attract, and engage their customers. Elizabeth brings a tremendous amount of real market knowledge and experience to this customer-facing domain. We are very pleased to welcome her to Harte Hanks," said Jack Griffin, Chairman of the Board of Directors.

"I've spent a lot of my career at the intersection of technology, people, and insights, and Harte Hanks is a dynamic company innovating in this space on a global scale," says Elizabeth Ross. "I'm honored and excited to join the Board. Harte Hanks is very well positioned to build on its impressive base of services. In my many conversations with Kirk [Davis] and the Board, it's clear we share a growth and development mindset and a vision of capitalizing on advancements in technology to personalize and improve business services and transactions."

"Elizabeth's deep experience in formulating marketing strategy, applying technology to business, expanding client relationships and leading agencies adds immediate strategic value to our plans for 2024," says Kirk Davis, CEO. "Technology-driven agency services are a segment of the Harte Hanks portfolio we plan to grow in 2024-2025, so her insight and background will be an important asset to us."

Founded in 1923, Harte Hanks is a leading global customer experience company that partners with clients to provide CX strategy, data-driven analytics and actionable insights combined with seamless program execution for optimized customer engagement. Harte Hanks drives measurable results in both sales and customer loyalty for an ever-growing list of blue-chip companies and their brands including HBOMax, GlaxoSmithKline, Unilever, Pfizer, Volvo, Ford, FedEx, Blue Cross/Blue Shield, Sony, IBM, and more.

For More Information, please contact:
Robert Wyman
Robert.Wyman@HarteHanks.com
978-265-8919

SOURCE: Harte Hanks, Inc.